Exhibit 99.1

For Immediate Release	For additional information contact:
William G. Cornely or Terry E. George
(614) 356-5000

Dominion Homes Reports Earnings for 2005

DUBLIN, Ohio – February 27, 2006 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced financial results for the three and twelve months ended December 31, 2005. Highlights for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004 include:

•	Revenues of $415.7 million, from the delivery of 2,146 homes, versus revenues of $542.0 million, from the delivery of 2,837 homes;

•	Net income of $5.3 million, or $0.65 per diluted share, versus net income of $20.2 million, or $2.47 per diluted share;

•	Sales of 1,944 homes, with a sales value of $370.6 million, versus sales of 2,450 homes, with a sales value of $460.3 million; and

•	Backlog of 430 sales contracts, with an aggregate sales value of $89.7 million, versus backlog of 632 sales contracts, with an aggregate sales value of $127.5 million.

The Company’s year-end backlog for 2005 was the lowest in several years and reflects a slowdown in home sales that began during the second quarter of 2004 and continued throughout 2005. The Company’s land position, which had grown in response to sales levels that were achieved in 2002 and 2003, became disproportionate to the lower demand for its homes experienced during 2004 and 2005. As a result, the Company began to aggressively reduce its land position during 2005. The Company sold land with a cost of $16.6 million, including $15.9 million during the three months ended December 31, 2005. In addition, the Company wrote-off or reserved approximately $6.5 million of land costs, including $3.5 million during the three months ended December 31, 2005. These write-offs and reserves primarily related to deposits and due diligence expenses for land the Company decided not to purchase.

The Company’s Chief Executive Officer, Douglas G. Borror, commented “We continue to focus on improving our sales, lowering our overhead expenses and bringing our investment in undeveloped land and developed lots in line with current sales levels. We are offering selective discounts on our homes to improve sales that are expected to reduce our gross margin for the year. Due to our low backlog at the end of 2005 and the anticipated reduction in our gross margin, we do not expect to be profitable for the first quarter of 2006. We are positioned to remain a leading homebuilder in our markets and will continue to introduce new products and communities.”

The Company will host an analyst conference call at 10:00 a.m. Eastern Time on February 28, 2006 to discuss 2005 results and other developments in the business. The analyst call will be webcast in listen-only mode via Dominion Homes’ website, www.dominionhomes.com. For those who can not listen to the live webcast, an archived replay will be available at www.dominionhomes.com beginning at approximately 11:30 a.m. Eastern Time on February 28, 2006, and continuing for approximately 90 days. Interested parties may listen in by accessing the Company’s website, selecting “About Dominion Homes” and then selecting “Investor Relations.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything®” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company and its homes is located on its website.

Additional Financial Highlights

Overview

In the second quarter of 2004 the Company began to experience a drop-off in home sales in each of its markets that continued throughout 2005. This decline is reflective of a general downturn in the Midwest, and more specifically the Central Ohio market, which experienced a 21% decline in new home sales from 2004 to 2005. In response to this decline in demand, the Company has focused on improving sales, better managing overhead expenses and reducing land inventories.

Twelve months ended December 31, 2005

Revenues

During 2005 the Company delivered 2,146 homes with revenues of $415.7 million, compared to 2,837 homes with revenues of $542.0 million during 2004. The average price of homes delivered during 2005 increased to $191,300 from $188,100 for 2004.

Net Income

Net income for 2005 was $5.3 million, or $0.65 per diluted share, compared to net income of $20.2 million, or $2.47 per diluted share, for 2004. The decline in net income from 2004 to 2005 reflects lower unit sales and a decline in the gross profit margin from 22.1% in 2004 to 20.2% in 2005.

Gross Profit

Gross profit for 2005 was $84.0 million compared to $119.6 million for 2004, due primarily to the lower number of closings in 2005. Cost of real estate sold for 2005 includes reserves and write-offs of costs and deposits for land the Company decided not to purchase of approximately $6.5 million and gains on land sales of $1.9 million. Cost of real estate sold for 2004 includes similar reserves and write-offs of costs and deposits for land the Company decided not to purchase of approximately $4.8 million. The decline in 2005 gross profit as a percent of sales primarily reflects higher sales discounts offered by the Company and increased land and building costs during 2005.

Selling, General and Administrative Expense

Selling, general and administrative expense for 2005 declined to $64.5 million from $77.9 million for 2004. The reduction in overhead expenses was due primarily to a reduction in headcount, stricter cost controls and lower sales and incentive compensation expenses as a result of decreased home deliveries and net income.

Interest Expense and Provision for Income Taxes

Interest expense for 2005 increased to $12.1 million from $8.2 million for 2004 due to increased borrowings for investment in real estate and higher interest rates. Income tax expense for 2005 decreased to $2.1 million from $13.3 million for 2004. The annual effective tax rate decreased to 28.7% for 2005 from 39.6% for 2004 primarily due to a reduction of estimated tax liabilities for prior years resulting from favorable tax audit settlements and statutory tax law changes in Ohio and Kentucky. These reductions were somewhat offset by estimated additional state tax reserves related to previously filed tax returns.

Sales

The Company sold 1,944 homes during 2005, representing a sales value of $370.6 million, compared to 2,450 homes sold during 2004, representing a sales value of $460.3 million. The average home sale price for 2005 was $190,600 compared to $187,900 for 2004. The Company’s backlog on December 31, 2005 was 430 sales contracts, with an aggregate sales value of $89.7 million, compared to a backlog on December 31, 2004 of 632 sales contracts, with an aggregate sales value of $127.5 million. The average sales value of homes in backlog at December 31, 2005 was $208,500 compared to $201,800 at December 31, 2004. The Company had 64 active communities during the fourth quarter of 2005 compared to 60 during the fourth quarter of 2004.

Three months ended December 31, 2005

Revenues

During the three months ended December 31, 2005 the Company delivered 571 homes with revenues of $111.5 million, compared to 605 homes with revenues of $115.5 million, for the same period of the previous year. The average price of homes delivered during the three months ended December 31, 2005 was $193,000 compared to $186,900 for the three months ended December 31, 2004.

Net Income

Net income for the three months ended December 31, 2005 was $991,000, or $0.12 per diluted share, compared to net income of $1.0 million, or $0.12 per diluted share, for the three months ended December 31, 2004.

Gross Profit

Gross profit for the three months ended December 31, 2005 was $19.4 million compared to $22.4 million for the three months ended December 31, 2004.

Selling, General and Administrative Expense

Selling, general and administrative expense for the three months ended December 31, 2005 declined by $3.1 million to $15.1 million from $18.2 million for the three months ended December 31, 2004.

Interest Expense and Provision for Income Taxes

Interest expense for the three months ended December 31, 2005 increased to $3.3 million from $2.1 million for the three months ended December 31, 2004 primarily due to increased borrowings for investment in real estate and higher interest rates. Income tax expense for the three months ended December 31, 2005 decreased to $34,000 from $1.2 million for the three months ended December 31, 2004. The Company recorded lower than expected tax expense during the three months ended December 31, 2005 primarily as a result of lower income and the recognition of the impact of statutory tax law changes in Ohio and Kentucky.

Sales

The Company sold 230 homes during the three months ended December 31, 2005, representing a sales value of $44.9 million, compared to 392 homes sold during the three months ended December 31, 2004, representing a sales value of $75.0 million. The average home sale price for the three months ended December 31, 2005 was $195,300 compared to $191,400 for the three months ended 2004.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, costs and outcome of legal and regulatory proceedings and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenues	$111,520	$115,494	$415,700	$541,970
Cost of real estate sold	92,104	93,095	331,684	422,327

Gross profit	19,416	22,399	84,016	119,643
Selling, general and administrative	15,124	18,167	64,475	77,936

Income from operations	4,292	4,232	19,541	41,707
Interest expense	3,267	2,056	12,068	8,236

Income before income taxes	1,025	2,176	7,473	33,471
Provision for income taxes	34	1,153	2,147	13,269

Net income	$991	$1,023	$5,326	$20,202

Earnings per share
Basic	$0.12	$0.13	$0.66	$2.53

Diluted	$0.12	$0.12	$0.65	$2.47

Weighted average shares outstanding
Basic	8,087,433	8,029,690	8,065,586	7,993,369

Diluted	8,185,794	8,203,802	8,201,694	8,188,304

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands)

Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$3,554	$6,710
Accounts receivable	4,889	4,521
Real estate inventories	426,275	416,519
Prepaid expenses and other	8,792	6,503
Deferred income taxes	1,485	2,685
Net property and equipment	6,562	7,542

Total assets	$451,557	$444,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note payable, banks	$205,240	$194,378
Term debt	9,300	5,819
Other liabilities	41,484	55,386

Total liabilities	256,024	255,583
Shareholders’ equity	195,533	188,897

Total liabilities and shareholders’ equity	$451,557	$444,480

Land Inventory as of December 31, 2005

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,861	1,106	10,064	13,031
Kentucky	421	440	1,044	1,905

Controlled by the Company:
Central Ohio	24	—	2,485	2,509
Kentucky	—	—	200	200

Held for sale:
Central Ohio	—	—	239	239
Kentucky	—	46	48	94

	2,306	1,592	14,080	17,978

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